Exhibit 99.1
STONE ENERGY CORPORATION
Announces Unwinding of 2009 Hedge Positions Resulting in Proceeds of $113 Million and Provides Operational Update
LAFAYETTE, LA. March 9, 2009
     Stone Energy Corporation (NYSE: SGY) announced today that it unwound most of its 2009 crude oil and natural gas hedges. Proceeds from the terminated contracts, which had contract prices well in excess of current market levels, were approximately $113 million. Stone intends to use the substantial portion of the proceeds to build its cash position and reduce bank borrowings. In addition, Stone may use some of the proceeds to reduce outstanding public debt and/or repurchase Stone common shares. Stone also re-hedged a portion of its 2009 volumes and will continue to evaluate hedging opportunities.
     President and Chief Executive Officer David Welch stated, “The unwinding of most of our 2009 hedges provides Stone with additional financial flexibility. We are reviewing all of our investment opportunities, including the purchase of Stone common shares and Stone public debt which we believe are trading at very attractive prices. We will weigh these opportunities against holding cash and/or reducing our outstanding bank borrowings which currently stand at $425 million (and $46 million in letters of credit) under our $625 million borrowing base. We will also continue to explore additional financing alternatives which may provide even more near term financial flexibility.”
     “Operationally, we successfully drilled and completed our Apoc prospect at Ewing Banks 305 and expect this well on production before the end of the month. We are also finalizing arrangements to resume barging oil volumes at Mississippi Canyon 109 (Amberjack) at the end of this month. We have completed a workover and sidetrack at Vermilion 255, which should boost field production when pipeline repairs are completed next quarter. We are currently drilling a prospect at East Cameron 96 (Kingfisher), which is to be followed by the drilling of two prospects at Vermilion 96 (Cardinal and Bluejay). Drilling also continues on our non-operated deep water well at Garden Banks 293, which should be at total depth next quarter. Finally, in the first quarter we successfully drilled another three wells in our Marcellus shale play in Appalachia, which are now awaiting completion.”
     Chief Financial Officer Kenneth Beer stated, “The $113 million in cash raised from unwinding most of our 2009 hedge contracts, combined with our projected operational 2009 cash flow, still should allow Stone to execute on its $300 million capital program with projected excess cash available for debt reduction or stock repurchase. In addition, prior to the termination of the hedges, we had approximately $77 million in cash at March 1, 2009. Our bank borrowing redetermination remains on schedule to be completed in April and we believe our overall position has been bolstered by bringing forward the cash value of these hedges. As noted in our 2008 Form 10-K, we are in compliance with the two financial covenants of our bank credit agreement that require Stone to maintain a ratio of consolidated debt to consolidated EBITDA for the preceding four quarters of not greater than 3.25 to 1 and to maintain a ratio of EBITDA to consolidated net interest of not less than 3.0 to 1.0. As of December 31, 2008, our ratios were 1.39 to 1 and 249.0 to 1, respectively, and we are projecting to stay within these ratios during 2009. Finally, we meet all the criteria established by the Minerals Management Service to maintain our waiver of a supplemental bond requirement and do not anticipate this changing for the foreseeable future.”
     Mr. Welch continued, “We are certainly aware of the significant decline in our stock and bond prices and do not believe they reflect the true value of Stone or Stone’s current financial and operational position. We believe Stone has a strong inventory of projects and prospects and are working hard to generate value for our shareholders.”
     The following table provides the updated derivative position for Stone as of March 6, 2009:

Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price	(Bbls/d)	Price	Price

2009	20,000	$8.00	$14.30

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume	Swap
	(MMBtus/d)	Price	(Bbls/d)	Price
2009 (Oct-Dec)			3,000	$50.00
2009 (Oct-Dec)			2,000	50.45
2010	20,000	$6.97	2,000	63.00
2010	20,000	6.50
2010	10,000	6.50
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.